Exhibit 1

Ault & Company, Inc.

Transactions in the Shares of Common Stock Within the Last Sixty Days

Nature of the Transaction	Shares of Common Stock Purchased / (Sold)	Price Per Share ($)	Date of Transaction
Purchase	10,000	0.5724	08/20/2025